EXHIBIT 99.1

News Release

TranSwitch Corporation Provides Update on Q2 2007

Business Outlook

SHELTON, CT – June 29, 2007 – TranSwitch Corporation (NASDAQ: TXCC) today announced an update to its business outlook for the second quarter of 2007. The revision in outlook for revenues for the second quarter of 2007 is due to a delay in materials shipments from a supplier of TranSwitch’s Israel-based ASIC Design Center. The Company now expects revenues for the second quarter ending June 30, 2007, to be between $8.6 million and $9.0 million compared to revenues in the first quarter of 2007 of approximately $9.3 million. The Company’s previous outlook for second quarter revenues announced on its April 24, 2007 conference call was for revenues to be between $9.0 million and $9.5 million. The Company believes that this materials shortage will be cured during the third quarter and the associated revenue should be recognized in that quarter.

“While we are disappointed by this shipment delay affecting our revenue in the second quarter of 2007, we have confidence in the long term potential of TranSwitch based on our strong customer relationships with major telecommunication manufacturers, our innovative product portfolio and our stable financial foundation,” said Dr. Santanu Das, Chief Executive Officer of TranSwitch Corporation.

Additional details on TranSwitch’s second quarter results will be discussed during a conference call at 5:30 pm eastern time on July 24, 2007.

About TranSwitch Corporation

TranSwitch Corporation designs, develops and markets innovative semiconductors that provide core functionality and complete solutions for voice, data and video communications network equipment. As a leading supplier to telecom, datacom, cable television and wireless markets, TranSwitch customers include the major OEMs that serve the worldwide public network, the Internet, and corporate Wide Area Networks (WANs). TranSwitch devices are inherently flexible, many incorporating embedded programmable microcontrollers to rapidly meet customers’ new requirements or evolving network standards by modifying a function via software instruction. TranSwitch implements global communications standards in its VLSI solutions and is committed to providing high-quality products and services. TranSwitch, Shelton, CT, is an ISO 9001:2000 registered company. For more information, visit www.transwitch.com.

Forward-looking statements in this release, including statements regarding management’s expectations for future financial results and the markets for TranSwitch’s products, are made pursuant to the safe harbor provisions of the

Private Securities Litigation Reform Act of 1995. Investors are cautioned that these forward-looking statements regarding TranSwitch, its operations and its financial results involve risks and uncertainties, including without limitation risks associated with acquiring new businesses; of downturns in economic conditions generally and in the telecommunications and data communications markets and the semiconductor industry specifically; risks in product development and market acceptance of and demand for TranSwitch’s products and products developed by TranSwitch’s customers; risks relating to TranSwitch’s indebtedness; risks of failing to attract and retain key managerial and technical personnel; risks associated with foreign sales and high customer concentration; risks associated with competition and competitive pricing pressures; risks associated with investing in new businesses; risks of dependence on third-party VLSI fabrication facilities; risks related to intellectual property rights and litigation; risks in technology development and commercialization; and other risks detailed in TranSwitch’s filings with the Securities and Exchange Commission.

For more information contact:

Ted Chung

Vice President, Interim Chief Financial Officer

TranSwitch Corporation

Phone: 203/929-8810 ext. 2004

Fax: 203/926-2071

www.transwitch.com

TranSwitch is a registered trademark of TranSwitch Corporation.